As filed with the Securities and Exchange Commission on May 26, 2009

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DORAL ENERGY CORP.
(Exact name of registrant as specified in its charter)

NEVADA	98-0555508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

415 West Wall, Suite 500
Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

2009 STOCK INCENTIVE PLAN
(Full Title of the Plan)

CAMLEX MANAGEMENT (NEVADA) INC.
8275 S. Eastern Avenue, Suite 200
Las Vegas, NV 89123
(Name and Address of Agent for Service)

(702) 990-8800
(Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.001 par value	1,700,000 Shares	$2.98 Per Share	$5,066,000	$282.68

(1)

This registration statement covers the common stock issuable upon grants of stock or upon the exercise of options granted pursuant to Doral Energy Corp.’s (the “Company”) 2009 Stock Incentive Plan to directors, officers, employees and eligible consultants of the Company. This registration statement also covers an indeterminable number of additional shares of common stock which may become issuable under the 2009 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction which may be effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

The Proposed Maximum Offering Price Per Share is estimated pursuant to Rule 457 of the Securities Act of 1933 (the “Securities Act”) based upon the average of the closing bid price of $2.90 and closing ask price of $3.05 per share for the Company’s common stock as quoted on the Over-The-Counter Bulletin Board on May 21, 2009. The Proposed Maximum Aggregate Offering Price is estimated based on the Proposed Maximum Offering Price Per Share multiplied by the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of this Form S-8 will be given to participants in Doral Energy Corp.'s 2009 Stock Incentive Plan as required under Rule 428 of the Securities Act of 1933 (the “Securities Act”). These documents will not be filed with the Securities and Exchange Commission (the "SEC"), but constitute, together with the documents incorporated by reference into this Registration Statement by Item 3 of Part II of this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by Doral Energy Corp. (the “Company”) with the SEC, are hereby incorporated by reference in this Registration Statement:

(1)	The Company’s Annual Report on Form 10-K for the year ended July 31, 2008 filed with the SEC on October 29, 2008;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2008 filed with the SEC on December 22, 2008;

(3)	The Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009 filed with the SEC on March 17, 2009;

(4)

The Company’s Current Reports on Form 8-K, filed with the SEC on November 25, 2008, December 11, 2008, January 14, 2009, January 22, 2009, January 29, 2009, February 9, 2009, February 25, 2009, April 6, 2009, April 27, 2009 and May 5, 2009; and

(5)

The description of the Company’s Common Stock which is contained in the Company’s Current Report on Form 8-K filed with the SEC on August 4, 2008, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities that may be offered under the Company’s 2009 Stock Incentive Plan will be passed upon for the Company by O’Neill Law Group PLLC, 435 Martin Street, Suite 1010, Blaine, Washington 98230. Attorneys who are members of or employed by O’Neill Law Group PLLC who have provided advice with respect to this matter may, in the future, receive option or stock awards under the 2009 Stock Incentive Plan.

Item 6. Indemnification of Directors and Officers.

Liabilities of Directors and Officers

Subsection 78.158(7) of the Nevada Revised Statutes (the "NRS") provides that, unless the Company's articles of incorporation provide for greater individual liability, a director or officer is not liable to the Company or the Company's stockholders or creditors for any damages arising as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:

(1)	the director or officer's act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(2)	the director or officer's breach of these duties involved intentional misconduct, fraud or a knowing violation of the law.

The Company's articles of incorporation do not contain any provision for greater liability for the Company's directors and officers.

Indemnification of Directors and Officers

The Company's bylaws provide that the Company will indemnify its directors and officers to the full extent allows by Nevada law. Under the Company's bylaws, the Company may (but is not required to) refuse to indemnify a director or officer for a proceeding initiated by that director or officer unless (i) indemnification is expressly required by law, (ii) the proceeding in question was authorized by the Company's board of directors, (iii) indemnification is provided by the Company in its sole discretion pursuant to powers granted to the Company under Nevada law, or (iv) indemnification is otherwise required to be provided under the Company's bylaws.

Section 78.7502 of the NRS provides for both mandatory and discretionary indemnification of the Company's directors and officers as follows:

Actions Successfully Defended

Subsection 78.7502(3) of the NRS provides for the mandatory indemnification of expenses actually and reasonably incurred by the Company’s officers and directors where those officers and directors are successful in defending an action or claim brought against them as a result of serving in that capacity, regardless of whether the action or suit was criminal, civil, administrative or investigative in nature or whether the action was brought by or on behalf of the Company.

Third Party Actions Unsuccessfully Defended

Subsection 78.7502(1) of the NRS allows for the discretionary indemnification of the Company’s officers and directors against expenses actually and reasonably incurred by them upon unsuccessfully defending against civil, criminal, administrative or investigative actions or suits brought against them by third parties, if the officer or director acted:

(a)	in good faith; and

(b)	in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company.

With respect to criminal proceedings, in order to be eligible for indemnification by the Company, the officer or director must not have had reasonable cause to believe his or her conduct was unlawful.

Actions By or On Behalf of the Company Unsuccessfully Defended

Subsection 78.7502(2) of the NRS allows for the discretionary indemnification of the Company’s officers and directors for expenses actually and reasonably incurred when unsuccessfully defending actions brought by or on behalf of the Company. In these instances, the Company may indemnify its officers or directors if the officer or director acted:

(a)	in good faith; and

(b)	in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company.

However, the Company may not indemnify an officer or director for:

(a)	a claim, issue or matter in which that officer or director has been adjudged to be liable to the Company; or

(b)	amounts to be paid in settlement to the Company,

unless a court has determined that the director or officer is fairly and reasonably entitled to be indemnified.

Insurance

Section 78.752 of the NRS provides that the Company may purchase insurance or make other financial arrangements for its officers or directors for liabilities arising out of his or her position, regardless of whether the officer or director would have been entitled to indemnification from the Company. The Company does not currently maintain insurance for its directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibit
4.1	2009 Stock Incentive Plan.
5.1	Opinion of O’Neill Law Group PLLC regarding legality of securities being registered.
23.1	Consent of Malone & Bailey PC, Certified Public Accountants and Business Consultants.
23.2	Consent of O’Neill Law Group PLLC (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

The Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Doral Energy Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, Texas, on May 22, 2009.

DORAL ENERGY CORP.

By:	/s/ Everett Willard Gray, II
Everett Willard Gray, II
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Everett Willard Gray, II and Paul C. Kirkitelos as his or her true and lawful attorneys-in-fact and agent with full power of substitution and re-substitution for and in his or her name, place and stead, in any and all capacities, to sign on his or her behalf any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, with full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or her might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

Chief Executive Officer, Vice
/s/ Everett Willard Gray, II	Chairman and Director	May 22, 2009
EVERETT WILLARD GRAY, II	(Principal Executive Officer)

Chief Financial Officer, Chairman,
/s/ Paul C. Kirkitelos	Secretary, Treasurer and Director	May 22, 2009
PAUL C. KIRKITELOS	(Principal Accounting Officer)